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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

                            METALLINE MINING COMPANY
         --------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
         --------------------------------------------------------------
                         (Title of Class of Securities)

                                   591 257 100
         --------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         --------------------------------------------------------------
                 Check the appropriate box to designate the rule
                 pursuant to which this Schedule is filed:
                               [  ] Rule 13d-1(b)
                               [  ] Rule 13d-1(c)
                               [XX] Rule 13d-1(d)
         --------------------------------------------------------------


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 591 257 100                                  Schedule 13G                                   Page 2 of 4 Pages

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      1) NAMES OF REPORTING PERSONS..............................................BRITANNIA HOLDINGS LIMITED
         S.S. OR IRS I.D. NOS. OF REPORTING PERSONS (Voluntary)..................(NOT APPLICABLE)
-----------------------------------------------------------------------------------------------------------------------
     #2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP.
                                                                                                   (a) [   ]
                                                                                                   (b) [   ]
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      3) SEC USE ONLY
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      4) CITIZENSHIP OR PLACE OF ORGANIZATION....................................COMPANY ORGANIZED UNDER LAWS OF NEVIS
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         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5)    SOLE VOTING POWER.................................................2,125,000 SHARES
         --------------------------------------------------------------------------------------------------------------
         6)    SHARED VOTING POWER...............................................-0-
         --------------------------------------------------------------------------------------------------------------
         7)    SOLE DISPOSITIVE POWER............................................2,125,000 SHARES
         --------------------------------------------------------------------------------------------------------------
         8)    SHARED DISPOSITIVE POWER..........................................-0-
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      9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON................................................2,125,000 SHARES
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     10) [ ] CHECK BOX IF AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES.
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     11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.........................24.96%
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    #12) TYPE OF REPORTING PERSON................................................CO
-----------------------------------------------------------------------------------------------------------------------

#See Instructions.
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CUSIP NO. 591 257 100                                  Schedule 13G                                Page 3 of 4 Pages





ITEM 1.        (a)   Issuer..............................................METALLINE MINING COMPANY ("ISSUER")
               (b)   Principal Executive Offices.........................1330 E. MARGARET AVE.
                                                                         COEUR D'ALENE, ID  83815

ITEM 2.        (a)   Person Filing.......................................BRITANNIA HOLDINGS LIMITED ("BRITANNIA")
               (b)   Principal Business Office/Residence.................P.O. BOX 556, MAIN STREET
                                                                         CHARLESTOWN, NEVIS
               (c)   Citizenship.........................................COMPANY ORGANIZED UNDER LAWS OF NEVIS
               (d)   Title of Class of Securities........................COMMON STOCK
               (e)   CUSIP Number........................................591 257 100

ITEM 3.        Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c) by:
               (a) [ ] Broker or Dealer registered under Section 15 of the Act
               (b) [ ] Bank as defined in Section 3(a)(6) of the Act
               (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act
               (d) [ ] Investment Company registered under Section 8 of the Investment Company Act
               (e) [ ] Investment Adviser registered under ss. 203, Investment Advisers Act
               (f) [ ] Employee Benefit Plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
               (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
               (h) [ ] Savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act
               (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                       Investment Company Act of 1940
               (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

               If this statement is filed pursuant to Rule 13d-1(c), check this box:.........................[ ]

ITEM 4.        Ownership of More than Five Percent of Class:
               (a)   Amount beneficially owned........................................2,125,000 SHARES(1)
               (b)   Percentage of class..............................................24.96%(2)
               (c)   Number of shares as to which such person has:
                     (i)   sole power to vote or direct the vote......................2,125,000 SHARES(1)
                     (ii)  shared power to vote or to direct the vote.................-0-
                     (iii) sole power to dispose or to direct disposition of..........2,125,000 SHARES(1)
                     (iv)  shared power to dispose or to direct disposition of........-0-

               (1) AS OF DECEMBER 3, 1999, THE EFFECTIVE DATE OF THE ISSUER'S REGISTRATION STATEMENT ON FORM 10SB FOR ITS COMMON
                   STOCK UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REPORTING PERSON WAS THE BENEFICIAL OWNER
                   OF MORE THAN FIVE PERCENT OF THE COMMON STOCK. AS OF DECEMBER 31, 1999, THE REPORTING PERSON BENEFICIALLY OWNED
                   2,125,000 SHARES, REPRESENTING (I) 1,825,000 SHARES OF COMMON STOCK AND (II) 300,000 SHARES ISSUABLE UPON
                   EXERCISE OF WARRANTS HELD BY REPORTING PERSON.
               (2) CALCULATED IN ACCORDANCE WITH EXCHANGE ACT RULE 13D-3; BASED ON 8,515,095 SHARES OF COMMON STOCK DEEMED
                   OUTSTANDING, CONSISTING OF 8,215,095 SHARES ACTUALLY OUTSTANDING AS OF CLOSE OF BUSINESS ON JANUARY 3, 2000
                   (AS REFLECTED IN ISSUER'S FORM 10-K FOR THE YEAR ENDED OCTOBER 31, 1999), AND 300,000 SHARES SUBJECT TO WARRANTS
                   HELD BY REPORTING PERSON EXERCISABLE WITHIN 60 DAYS OF THE DATE HEREOF.

ITEM 5.        Ownership of Five Percent or Less of Class.............................         [NOT APPLICABLE]

ITEM 6.        Ownership of More than Five Percent on Behalf of Another...............         [NOT APPLICABLE]

ITEM 7.        Identification and Classification of Subsidiary Which Acquired Security
               Being Reported on By Parent Holding Company............................         [NOT APPLICABLE]

ITEM 8.        Identification and Classification of Members of Group..................         [NOT APPLICABLE]

ITEM 9.        Notice of Dissolution of Group. .......................................         [NOT APPLICABLE]

ITEM 10.       Certification:.........................................................         [NOT APPLICABLE]
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CUSIP NO. 591 257 100              Schedule 13G                Page 3 of 4 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:   February 24, 2000

                                          BRITANNIA HOLDINGS LIMITED



                                          By:  /s/ Leslie John James
                                              ----------------------------------
                                               LESLIE JOHN JAMES, DIRECTOR